Exhibit 99.1

Company Contact:	Investor Relations:
Kelly J. Gill	Charles Lynch
Chief Executive Officer	Westwicke Partners
615-771-7575	443-213-0504
Diversicare Completes Disposition of Arkansas Portfolio
BRENTWOOD, TN, (September 3, 2013) - Diversicare Healthcare Services Inc. (NASDAQ: DVCR), a premier provider of long-term care services primarily in the Southeast and Southwest, today announced the completion of its previously disclosed disposition of eleven skilled nursing centers in Arkansas effective September 1, 2013. The transaction was completed through the amendment of its existing Master Lease with Omega Healthcare Investors, Inc. (NYSE: OHI).
Commenting on the transaction, Kelly J. Gill, the Company's President and Chief Executive Officer, stated, “The decision to exit Arkansas after 20 years was not one that we took lightly. These facilities were staffed with, and managed by, an dedicated group of caregivers committed to providing high quality services to the patients and residents we served. We believe this transaction demonstrates our continued execution of our strategic portfolio management efforts and further evidences our commitment to the strategic plan we embarked upon nearly three years ago. We want to thank Omega for their support in identifying a new operator to assume these leases, and look forward to our continued relationship with Omega moving forward.”

FORWARD-LOOKING STATEMENTS

The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, as well as other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company's business plans and prospects. Diversicare Healthcare Services Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Diversicare provides long-term care services to patients in 43 skilled nursing centers containing 4,882 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Diversicare's web site: www.dvcr.com.